SPRECHER – HIMALAYA TECHNOLOGIES
SUPPLY AGREEMENT

This Agreement ("Agreement") is effective as of the date last signed below between Sprecher Brewing Company, LLC, a Wisconsin limited liability company ("Sprecher") and Himalaya Technologies, Inc. a corporation organized under the State of California ("Himalaya"), who shall be referred to collectively as the ("Parties").

WHEREAS, Sprecher owns and operates a beverage production and packaging facility in Glendale Wisconsin and agrees to allow use of its facility (the "facility"), equipment and staff on an intermittent basis so that Himalaya can manufacture and package certain beverage products.

WHEREAS, Sprecher may manufacture and package certain beverage products for Himalaya, including certain beverage products of an experimental nature, that are not intended for public consumption or other commercial purpose. These beverage products, regardless of batch size or container, shall be for Himalaya's internal research and development needs only.

WHEREAS, Himalaya specifically acknowledges and agrees to assume any and all risk associated with the production of any beverage product produced. Himalaya specifically acknowledges that the facility produces malt beverages, beers, sodas and other beverage products for Sprecher and third parties. Himalaya specially acknowledges that contact with certain other ingredients, raw materials or components at the facility may occur despite all parties' efforts to avoid any cross contact. Himalaya specifically agrees to indemnify and hold Sprecher harmless from any loss, damage, lawsuit, or exposure for injury to person or property occasioned due to the manufacture, packaging or preparation for delivery of any Himalaya beverage product, including any liability for loss however related to or arising from quality degradation, handling, transportation, storage, age, cross contact, interaction with any other ingredient, raw material or component at the facility, or via distribution (including claims by freight carriers for unpaid or disputed amounts).

NOW, THEREFORE, in consideration of the mutual covenants, conditions and provisions contained herein, the parties agree as follows:

1. Sprecher, for a fee, shall allow Himalaya access and use of the facility and Sprecher shall assign to Himalaya a sufficient number of employees necessary for Himalaya to manufacture and or package beverage products. Himalaya shall not interfere with the production processes of Sprecher's proprietary brands or brands Sprecher produces under contract with others.

2. Himalaya has the ultimate responsibility and authority over every detail of the production process for the beverage products produced at the facility, with such responsibility and authority as to all parameters affecting beverage taste and quality as if Himalaya were the owner of the facility. Himalaya shall monitor and review the practices and procedures of Sprecher in the production and packaging of its beverage products, periodically inspect the facility, and shall be granted access to the facility upon reasonable notice.

3. Himalaya is exclusively responsible for the beverage products, formulas, and specifications used for each beverage product. All beverage products shall be considered experimental in nature and not intended for public consumption or commercial purpose, unless otherwise agreed in advance in writing. Regardless of the experimental nature of any particular beverage product, Himalaya shall be exclusively responsible for market or consumer acceptance thereof and compliance with all federal, state and local law (statutory or common law) governing the composition of food and beverage products. Himalaya shall furnish, or cause to be furnished, to Sprecher Certificates of Analysis, material Safety Data Sheets and / or certified laboratory test reports for all ingredients, raw materials or components at the time of delivery and Sprecher shall be entitled to rely on the accuracy of such documentation for all purposes.

4. Himalaya is exclusively responsible for sourcing all ingredients, raw materials or other components necessary for the beverage products to be produced. All ingredients, raw materials, other components as well as any vendors or suppliers of Himalaya are subject to Sprecher's approval, which will not be unreasonably withheld or delayed. Any such ingredient or component, together with its storage or handling needs shall not interfere with the production processes of Sprecher's proprietary brands or brands Sprecher produces under contract with others, including allergen controls of the facility. Unless agreed in writing, no deviation or modification from the above or of any approved ingredient, raw material or other component is permitted.

5. Himalaya is exclusively responsible for sourcing packaging materials suitable for the beverage products and facility, including, but not limited to, containers, closures, and labels. Sprecher has no liability to Himalaya if packaging integrity is compromised due to any incompatibility of packaging materials with the equipment or beverage product. All packaging materials, vendors and suppliers of packaging materials are subject to Sprecher's approval, which will not be unreasonably withheld or delayed. Unless agreed in writing, no deviation or modification no deviation or modification from the above or of any approved packaging material is permitted.

6. Sprecher shall not be obligated to install change parts to its equipment or machinery to accommodate Himalaya's beverage product, ingredients or packaging materials. If Himalaya's use of the facility requires acquisition and installation of change parts, and all cost associated therewith will be a special service subject to an additional fee.

7. All production requests are subject to acceptance by Sprecher. Once accepted, Sprecher shall not be obligated to accept changes to any production request by Himalaya (including, cancellations, increases or decreases) and may charge Himalaya for any unutilized allocated line-time and associated expenses related to such change. Sprecher will use it's best efforts to accommodate changes by reallocating line time as in its sole discretion may deem commercially reasonable.

8. Himalaya shall remove beverage products and take delivery on the date scheduled for shipment, unless another date is agreed by the Parties in writing. Upon completion of production, if agreed by the Parties, Sprecher may transport beverage products to a warehouse designated for further distribution. Himalaya will pay a warehousing fee for any beverage product held seven days after production. Sprecher shall have no liability to Himalaya for any damage or

loss of beverage product stored at Sprecher's production facility or warehouse. If Himalaya fails to ship beverage product within ninety (90) days after production, Sprecher has the right to destroy beverage product without further notice to Himalaya at Himalaya's expense. Notwithstanding any other provision of this Agreement, Sprecher maintains the right to withhold delivery to Himalaya or its designee of beverage product that fails to meet specifications or is unpaid.

9. Unused raw materials or packaging materials, if acquired by Sprecher on behalf of Himalaya, will be invoiced after sixty (60) days of no activity. Should unused raw materials or packaging materials remain at the facility for longer than ninety (60) days without activity, whether Sprecher or Himalaya supplied, an additional storage fee will be invoiced thereafter. Sprecher has the right to dispose of any unused raw materials or packaging materials at Himalaya's expense if on site for one ninety (90) days without activity.

10. Himalaya is exclusively responsible for the marketing and sale of all of its beverage product and nothing contained in this Agreement shall be interpreted as creating a joint venture or other business association other than the contractual relationship between Sprecher and Himalaya. Himalaya is exclusively responsible for compliance with all laws or regulations governing sale or distribution of the beverage product, including and specifically acknowledging any and all labeling and applicable taxes. Himalaya is solely responsible for conducting quality procedures and ensuring control standards during the production of the beverage product, to include examination of samples during and after packaging. In the event Himalaya requests and Sprecher agrees to assist in additional quality assurance monitoring, the work associated therewith will be a special service subject to an additional fee.

11. The parties hereto acknowledge and confirm that in performing their obligations under this Agreement, each is acting as an independent contractor and they are not and shall not be considered as joint ventures, partners, agents, franchisers/franchisees, or employers/employees of each other and neither shall have the power to bind or obligate the other or contract in the other's name.

12. Himalaya agrees to indemnify, defend and hold Sprecher harmless against any and all claims, demands, suits, liabilities, costs, expenses (including legal fees), damages and losses suffered or incurred by Sprecher due to any ingredient, material, packaging or manufacturing process supplied or utilized by Himalaya, Himalaya breach or negligent performance or nonperformance of this Agreement or any actual or alleged infringement of a third party's intellectual property rights however related to Himalaya beverage product. Sprecher shall have no liability for loss however related to Himalaya beverage product, including but not limited to, quality degradation, handling, transportation, storage, age of, or distribution of the beverage product (including claims by freight carriers for unpaid or disputed amounts). Sprecher shall have no liability to Himalaya for loss of beverage product, ingredient, raw material, component or packaging.

13. Each party shall procure and maintain at their sole expense policies of insurance of the types and in minimum amounts consistent with industry practice and not less than two million dollars per occurrence and shall provide copies of same as reasonably requested by the other party

during the term of this Agreement. Each party shall furnish the other with Certificates of Insurance evidencing insurance coverages upon request.

14. The Parties acknowledge that in the performance of this Agreement, each may obtain information from the other deemed confidential. The Parties will not disclose such information to anyone except employees with a need to know in order to accomplish the purposes of this Agreement. The Parties shall not disclose the terms, conditions or other details of this Agreement without the prior written consent of the other party except as required by law or as necessary to enforce the terms of this Agreement.

15. The Parties agree that this Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin applicable to agreements made to be performed entirely within such State and venue for all disputes held therein.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date last written below by their respective officers.

Date: 6-7-2022

SPRECHER BREWING COMPANY, LLC

By: Mark A. Clauss

Name: Mark A. Clauss
Its: General Counsel

Date: 06-01-2022

HIMALAYA TECHNOLOGIES, INC.

By: VIKRAM GROVER

Name: Vikram Grover
Its: CEO